Filed Pursuant to Rule 424(b)(2)

Registration No. 333-111525

PROSPECTUS SUPPLEMENT

(To prospectus dated January 7, 2004)

6,024,215 Shares of Common Stock

Warrants to Purchase 547,656 Shares of Common Stock

We are offering by this prospectus supplement 6,024,215 shares of our common stock and warrants to purchase in the aggregate 547,656 shares of our common stock. Of the 6,024,215 shares being offered hereby, 5,476,559 shares are to be issued directly to the purchasers at the closing date of the offering and the remaining 547,656 shares are issuable upon exercise of the warrants. Purchasers will purchase our common stock at a price of $3.67 per share and will receive, for no additional consideration, a warrant to purchase 0.10 shares of common stock for each share of common stock so purchased. The warrants will have an exercise price of $4.59 per share and will be exercisable through October 14, 2009. We refer to the shares of common stock issued or issuable hereunder, and the warrants to purchase common stock issued hereunder, collectively as the securities.

Leerink Swann & Company has been retained to act as agent for us in connection with the arrangement of this transaction. The placement agent is not required to sell any specific number or dollar amount of securities, but will use reasonable efforts to arrange for the sale of all of the securities. See “Plan of Distribution” beginning on page S-16 of this prospectus supplement. We have agreed to pay Leerink Swann & Company a placement agent fee equal to 6% of the $20,098,972 gross proceeds of the offering, which is equal to $1,205,938. We expect the total offering expenses, excluding placement agent fees, to be approximately $100,000 for all sales pursuant to this prospectus supplement. Under an escrow agreement between us, the placement agent and an escrow agent, funds received in payment for the securities sold in this offering will be held in an escrow account until we and the placement agent notify the escrow agent that the offering has closed, indicating the date on which the securities are to be delivered to the purchasers and the proceeds are to be delivered to us.

Our common stock is listed on the NASDAQ National Market under the symbol “CRIS.” The last reported sale price of our common stock on the NASDAQ National Market on October 12, 2004, was $3.71 per share.

Investing in our common stock and warrants involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Leerink Swann & Company

as Placement Agent

October 13, 2004

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement, the prospectus or information incorporated by reference herein. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we are offering to sell our common stock and warrants to purchase our common stock, which we refer herein collectively as the securities, using this prospectus supplement and the related prospectus. In this prospectus supplement, we provide you with specific information about the securities that we are selling in this offering. Both this prospectus supplement and the related prospectus include important information about us, our securities being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the related prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” on page 12 of the prospectus before investing in our securities.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information appearing elsewhere on this prospectus supplement and in the related prospectus and in the documents we incorporate by reference. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in and/or incorporate by reference into this prospectus supplement and the related prospectus, especially the section entitled “Risk Factors.” If you invest in our securities, you are assuming a high degree of risk.

Our Company

We are a therapeutic drug development company principally focused on the discovery, development and future commercialization of products that modulate key regulatory signaling pathways controlling the repair and regeneration of human tissues and organs. Our product development approach involves using small molecules, proteins or antibodies to modulate these regulatory signaling pathways, for example, to increase the pathway signals when they are insufficient or to decrease them when they are excessive. We have successfully used this product development approach to produce multiple compounds for several different disease indications. For example, we have developed several promising preclinical product candidates in the fields of kidney disease, cancer, neurological disorders, cardiovascular disease and hair growth regulation.

Regulatory signaling pathways, also referred to as signaling pathways, are prominent regulators of specific tissue and organ formation during prenatal development and are used by the body throughout life to repair and regulate human tissue. We are developing our product candidate programs around several major signaling pathways including the Hedgehog and Bone Morphogenetic Protein pathways. We have substantial intellectual property rights in these signaling pathways, which we believe will enable us to have a technological and competitive advantage in developing therapeutic products based upon these pathways. In addition, we may expand our technology offerings and associated intellectual property portfolio through in-licensing arrangements and the acquisition of complimentary technologies, including additional signaling pathways.

Our research programs are conducted both internally and through strategic alliances and collaborations. We currently have strategic collaborations with Ortho Biotech, Genentech and Wyeth. Our strategic alliances and collaborations generally provide for our research, development and commercialization programs to be funded by our collaborators and provide us with the opportunity to receive additional payments if specified milestones are achieved, as well as royalty payments upon the successful commercialization of any products based upon the collaboration. In some cases, we have retained development and commercialization rights in areas where we believe we can attain the greatest potential long-term value through the application of our own internal resources. We believe that our approach allows us to augment our development capabilities and capacities through collaborations with leading pharmaceuticals companies and also provides us with the opportunity to discover and develop products while reducing our internal product development costs and related risks.

In the future, we plan to continue to seek corporate partners for the further development and commercialization of some of our technologies. Even though we are seeking partners to help develop some of our technologies, we expect to select at least one program that we will develop further on our own.

Corporate Information

We were organized as a Delaware corporation in February 2000. We began our operations in July 2000 upon the completion of the merger of Creative BioMolecules Inc., Ontogeny, Inc. and Reprogenesis, Inc. Our principal executive office is located at 61 Moulton Street, Cambridge, Massachusetts, 02138 and our telephone number is (617) 503-6500. We maintain a website with the address www.curis.com. We are not including the information contained in our website as part of, or incorporating it by reference into, this prospectus supplement or the related prospectus. Our website address is included in this prospectus as an inactive textual reference only. Unless the context otherwise requires, the terms “Curis,” “we,” “us,” and “our” refer to Curis, Inc. and its subsidiaries.

“Curis” and the Curis logo are trademarks of Curis, Inc. All other brand names or trademarks appearing in this prospectus supplement and the related prospectus are the property of the respective holders.

The Offering

Common stock offered by us directly and common stock issuable upon exercise of the warrants to purchase common stock offered by us	6,024,215 shares

Warrants to purchase common stock offered by us	547,656 warrants

Common stock to be outstanding after this offering	47,290,071 shares

Use of proceeds	We intend to use the net proceeds for costs relating to co-development with Genentech of a product candidate for basal cell carcinoma, assuming we exercise such co-development option under our collaboration with Genentech, for research and development activities as well as working capital and other general corporate purposes. See “Use of Proceeds” on page S-14.

NASDAQ National Market symbol	CRIS

Our common stock to be outstanding after this offering is based on 41,813,512 shares outstanding as of September 30, 2004, and excludes the following as of that date:

•	9,231,598 shares of common stock issuable upon the exercise of outstanding options at a weighted-average exercise price of $4.32 per share;

•	3,217,934 shares of common stock reserved for future awards under our stock option plan;

•	816,017 shares of common stock available for issuance under our 2000 employee stock purchase plan;

•	680,976 shares of common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $4.72 per share, including the warrants to purchase 547,656 shares of common stock offered hereby;

•	545,255 shares of common stock, subject to adjustment, that are issuable upon the conversion of a $2 million convertible promissory note held by Becton, Dickinson and Company. This note is payable in cash or stock, at our election, at any time prior to its maturity date of June 26, 2006. The number of shares issuable upon conversion is based on the trailing market price of our common stock;

•	325,200 shares of common stock, subject to adjustment, that are issuable upon the conversion of a $3 million convertible promissory note held by Elan Pharma International, Ltd. or EPIL, an affiliate of Elan Corporation, plc. This note is convertible, at the option of EPIL, into a number of shares of our common stock that is obtained by dividing the outstanding principal and accrued interest under the note by $10.00 per share, at any time prior to its maturity date of July 17, 2007. On the maturity date of the note, unless earlier converted or repaid, we have the option of either repaying the outstanding principal and accrued interest in cash or by converting the outstanding principal and any accrued interest into a number of shares of our common stock equal to the outstanding principal and accrued interest divided by the then fair market value of our common stock, determined in accordance with the provisions of the note; and

•	1,047,707 shares of common stock held by us in treasury.

RISK FACTORS

An investment in our securities is speculative in nature and involves a high degree of risk. You should carefully consider the risks described below in addition to all of the other information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase our securities. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely effected, and you may lose some or all of your investment.

RISKS RELATING TO OUR FINANCIAL RESULTS AND NEED FOR FINANCING

We have incurred substantial losses, we expect to continue to incur substantial losses and we may never achieve profitability.

We expect to incur substantial operating losses for the foreseeable future, and we have no current sources of material ongoing revenue. As of June 30, 2004, we had an accumulated deficit of approximately $657,408,000. Other than OP-1, which we and Stryker commercialized under a former collaboration, we have not commercialized any products to date, either alone or with a third party collaborator. If we are not able to commercialize any products, whether alone or with a collaborator, we will not achieve profitability. Even if our collaboration agreements provide funding for a portion of our research and development expenses for some of our programs, we expect to spend significant capital to fund our internal research and development programs for the foreseeable future. As a result, we will need to generate significant revenues in order to achieve profitability. We cannot be certain whether or when this will occur because of the significant uncertainties that affect our business. Our failure to become and remain profitable may depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations.

We will require additional financing, which may be difficult to obtain and may dilute your ownership interest in us.

We will require substantial funds to continue our research and development programs. We believe that our existing cash and working capital, together with the proceeds of this offering, should be sufficient to fund our operations until the first half of 2007, however, our future capital requirements may vary from what we expect and will depend on numerous factors. For example, under the terms of our collaboration agreement with Genentech, we have an option to co-develop a product candidate for basal cell carcinoma. While we have not yet determined if we will exercise this option and, if exercised, the percentage of our participation, our current resources would not be sufficient to continue operations until the first half of 2007 if the option is exercised. We plan to make a decision on the co-development option with Genentech by the first quarter of 2005. However, this timing is dependent upon our receipt of a final co-development plan and budget from Genentech, prior to making such decision.

In addition, there are other factors that may affect our future capital requirements and accelerate our need for additional financing. Many of these factors are outside our control, including the following:

•	continued progress in our research and development programs, as well as the magnitude of these programs;

•	the cost of any additional facilities requirements, including the current expansion of our animal facility;

•	our ability to establish and maintain collaborative arrangements;

•	the timing, receipt and amount of research funding and milestone, license, royalty and other payments, if any, from collaborative partners;

•	the timing, payment and amount of research funding and milestone, license, royalty and other payments due to licensors of patent rights and technology used to make, use and sell our product candidates;

•	the timing, receipt and amount of sales revenues and associated royalties to us, if any, from our product candidates in the market; and

•	the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and technology license fees.

We expect to seek additional funding through public or private financings and may seek additional funding for programs that are not currently licensed to collaborators, from new strategic collaborators. However, the biotechnology market in general, and the market for our common stock, in particular, is highly volatile. Due to market conditions and the status of our development pipeline, additional funding may not be available to us on acceptable terms, if at all. If we fail to obtain such additional financing on a timely basis, our ability to continue all of our research and development, activities will be adversely affected.

If we raise additional funds by issuing equity securities, dilution to our stockholders will result. In addition, the terms of such a financing may adversely affect other rights of our stockholders. We also could elect to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain technologies, product candidates or products.

If the estimates we make and the assumptions on which we rely in preparing our financial statements prove inaccurate, our actual results may vary significantly.

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges taken by us and related disclosure. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We cannot assure you that our estimates, or the assumptions underlying them, will be correct. Accordingly, our actual financial results may vary significantly from the estimates contained in our financial statements.

RISKS RELATING TO OUR COLLABORATIONS

We are dependent on collaborative partners for the development and commercialization of many of our product candidates. If we lose any of these partners, of if they fail or delay in developing or commercializing our product candidates, our anticipated product pipeline and operating results would suffer.

The success of our strategy for development and commercialization of product candidates depends upon our ability to form and maintain productive strategic collaborations. We currently have strategic collaborations with Genentech, Ortho Biotech, and Wyeth. We expect to enter into additional collaborations in the future. Our existing and any future alliances may not be scientifically or commercially successful.

The risks that we face in connection with these alliances include the following:

•	Each of our collaborators has significant discretion in determining the efforts and resources that they will apply to the collaboration. The timing and amount of any future royalty and milestone revenue that we may receive under such collaborative arrangements will depend on, among other things, such collaborator’s efforts and allocation of resources.

•	All of our strategic alliance agreements are for fixed terms and are subject to termination under various circumstances, including in some cases, on short notice without cause. If any collaborative partner were to terminate an agreement, we may be required to undertake product development, manufacturing and commercialization and we may not have the funds or capability to do this, which could result in a discontinuation of such program.

•	Our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products and services that are the subject of the alliance with us.

•	Our collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries. The ability of certain of our product candidates to reach their potential could be limited if our collaborators decrease or fail to increase spending related to such product candidates.

We may not be successful in establishing additional strategic alliances, which could adversely affect our ability to develop and commercialize products.

As an integral part of our ongoing research and development efforts, we periodically review opportunities to establish new collaborations, joint ventures and strategic alliances for the development and commercialization of products in our development pipeline. We face significant competition in seeking appropriate collaborators and the negotiation process is time-consuming and complex. We may not be successful in our efforts to establish additional strategic alliances or other alternative arrangements. Even if we are successful in our efforts to establish an alliance or agreement, the terms that we establish may not be favorable to us. Finally, such strategic alliances or other arrangements may not result in successful products and associated revenue.

RISKS RELATED TO OUR BUSINESS, INDUSTRY, STRATEGY AND OPERATIONS

We face substantial competition, which may result in our competitors discovering, developing or commercializing products before or more successfully than we do.

Our product candidates face competition with existing and new products being developed by biotechnology, medical device and pharmaceutical companies, as well as universities and other research institutions. For example, research in the fields of regulatory signaling pathways and functional genomics, which includes our work with Genentech in the field of cancer and with Ortho Biotech in the field of renal disease, is highly competitive. A number of entities are seeking to identify and patent randomly sequenced genes and gene fragments, typically without specific knowledge of the function that such genes or gene fragments perform. Our competitors may discover, characterize and develop important inducing molecules or genes in advance of us. We also face competition from these and other entities in gaining access to DNA samples used in our research and development projects. Many of our competitors have substantially greater capital resources, research and development staffs and facilities than we have. Efforts by other biotechnology, medical device and pharmaceutical companies could render our programs or products uneconomical or result in therapies superior to those that we develop alone or with a collaboration partner. For those programs that we have selected for further internal development, we face competition from companies that are more experienced in product development and commercialization, obtaining regulatory approvals and product manufacturing. As a result, they may develop competing products more rapidly and at a lower cost. For those programs that are subject to a collaboration agreement, competitors may discover, develop and commercialize products which render our products non-competitive or obsolete. We expect competition to intensify in genomics research and regulatory signaling pathways as technical advances in the field are made and become more widely known.

Since our technologies have many potential applications and we have limited resources, our election to focus on a particular application may result in our failure to capitalize on other potentially profitable applications of our technologies.

We have limited financial and managerial resources. These limitations require us to focus on a select group of product candidates in specific therapeutic areas and to forego the exploration of other product opportunities. While our technologies may permit us to work in multiple areas, resource commitments may require trade-offs resulting in delays in the development of certain programs or research areas, which may place us at a competitive disadvantage. Our decisions as to resource allocation may not lead to the development of viable commercial products and may divert resources away from other market opportunities which ultimately prove to be more profitable.

If we or our collaborators fail to achieve market acceptance for our products under development, our future revenue and ability to achieve profitability may be adversely affected.

Our future products, if any are successfully developed, may not gain commercial acceptance among physicians, patients and third-party payors, even if necessary marketing approvals have been obtained. We believe that recommendations and endorsements by physicians will be essential for market acceptance of our products. If we are not able to obtain a positive reception for our products, our expected revenues from sales of these products would be adversely affected.

We could be exposed to significant risk from liability claims if we are unable to obtain insurance at acceptable costs or otherwise protect ourselves against potential product liability claims.

Product liability claims, inherent in the process of researching and developing human health care products, could expose us to significant liabilities and prevent or interfere with the development or commercialization of our product candidates. Product liability claims would require us to spend significant time, money and other resources to defend such claims and could ultimately lead to our having to pay a significant damage award. Product liability insurance is expensive to procure for biopharmaceutical companies such as ours. Although we maintain product liability insurance coverage for the clinical trials of our products under development, it is possible that we will not be able to obtain additional product liability insurance on acceptable terms, if at all, and that our product liability insurance coverage will not prove to be adequate to protect us from all potential claims.

Our growth could be limited if we are unable to attract and retain key personnel and consultants.

Our success depends on the ability to attract, train and retain qualified scientific and technical personnel to further our research and development efforts. The loss of services of one or more of our key employees or consultants could have a negative impact on our business and operating results. Locating candidates with the appropriate qualifications can be difficult. Although we expect to be able to attract and retain sufficient numbers of highly skilled employees for the foreseeable future, we may not be able to do so.

Any growth and expansion into areas and activities that may require additional human resources or expertise, such as regulatory affairs and compliance, would require us to either hire new key personnel or obtain such services via an outsourcing arrangement. The pool of personnel with the skills that we require is limited. We may not be able to hire or contract such additional personnel.

RISKS RELATING TO INTELLECTUAL PROPERTY

If we breach any of the agreements under which we license or have acquired intellectual property from others, we could lose intellectual property rights that are important to our business.

We are a party to intellectual property licenses and agreements that are important to our business and expect to enter into similar licenses and agreements in the future. These licenses and agreements impose various research, development, commercialization, sublicensing, royalty, indemnification, insurance and other obligations on us. If we or our collaborators fail to perform under these agreements or otherwise breach obligations thereunder, we could lose intellectual property rights that are important to our business.

We may not be able to obtain patent protection for our discoveries and our technologies may be found to infringe patent rights of third parties.

The patent positions of pharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal, scientific and factual questions.

The long-term success of our enterprise depends in significant part on our ability to:

•	obtain patents to protect our discoveries;

•	protect trade secrets from disclosure to third-party competitors;

•	operate without infringing upon the proprietary rights of others; and

•	prevent others from infringing on our proprietary rights.

Patents may not issue from any of the patent applications that we own or license. If patents do issue, the allowed claims may not be sufficiently broad to protect our technology from exploitation by our competitors. In addition, issued patents that we own or license may be challenged, invalidated or circumvented. Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States are maintained in secrecy until 18 months after filing, it is possible that third parties have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our knowledge.

We may not have rights under patents which may cover one or more of our product candidates. In some cases, these patents may be owned or controlled by third party competitors and may impair our ability to exploit our technology. As a result, we or our collaborative partners may be required to obtain licenses under third-party patents to develop and commercialize some of our product candidates. If we are unable to secure licenses to such patented technology on acceptable terms, we or our collaborative partners will not be able to develop and commercialize the affected product candidate or candidates.

If we are unable to keep our trade secrets confidential, our technology and proprietary information may be used by others to compete against us.

We rely significantly upon proprietary technology, information, processes and know-how that is not subject to patent protection. We seek to protect this information through confidentiality agreements with our employees, consultants and other third-party contractors as well as through other security measures. These confidentiality agreements and security measures may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

We may become involved in expensive patent litigation or other intellectual property proceedings which could result in liability for damages or stop our development and commercialization efforts.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We may become a party to patent litigation or other proceedings regarding intellectual property rights.

Situations which may give rise to patent litigation or other disputes over the use of our intellectual property include:

•	initiation of litigation or other proceedings against third parties to enforce our patent rights;

•	initiation of litigation or other proceedings against third parties to seek to invalidate the patents held by these third parties or to obtain a judgment that our product candidates do not infringe the third parties’ patents;

•	participation in interference or opposition proceedings to determine the priority of invention if our competitors file patent applications that claim technology also claimed by us;

•	initiation of litigation by third parties claiming that our processes or product candidates or the intended use of our product candidates infringe their patent or other intellectual property rights; and

•	initiation of litigation by us or third parties seeking to enforce contract rights relating to intellectual property which may be important to our business.

The costs associated with any patent litigation or other proceeding, even if resolved favorably, will likely be substantial. Some of our competitors may be able to sustain the cost of such litigation or other proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other intellectual property proceeding is resolved unfavorably, we or our collaborative partners may be enjoined from manufacturing or selling our products and services without a license from the other party and be held liable for significant damages. Moreover, we may not be able to obtain required licenses on commercially acceptable terms or any terms at all. In addition, we could be held liable for lost profits if we are found to have infringed a valid patent, or liable for treble damages if we are found to have willfully infringed a valid patent. Litigation results are highly unpredictable and we or our collaborative partners may not prevail in any patent litigation or other proceeding in which we may become involved.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could damage our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time and expense.

If licensees or assignees of our intellectual property rights breach any of the agreements under which we have licensed or assigned our intellectual property to them, we could be deprived of important intellectual property rights and future revenue.

We are a party to intellectual property out-licenses, collaborations and agreements that are important to our business and expect to enter into similar agreements with third parties in the future. Under these agreements, we license or transfer intellectual property to third parties and impose various research, development, commercialization, sublicensing, royalty, indemnification, insurance, and other obligations on them. If a third party fails to comply with these requirements, we generally retain the right to terminate the agreement, and to bring a legal action in court or in arbitration. In the event of breach, we may need to enforce our rights under these agreements by resorting to arbitration or litigation. During the period of arbitration or litigation, we may be unable to effectively use, assign or license the relevant intellectual property rights and may be deprived of current or future revenues that are associated with such intellectual property.

RISKS RELATING TO CLINICAL AND REGULATORY MATTERS

We expect to rely heavily on third parties for the conduct of clinical trials of our product candidates. If these clinical trials are not successful, or if we or our collaborators are not able to obtain the necessary regulatory approvals, we will not be able to commercialize our product candidates.

In order to obtain regulatory approval for the commercial sale of our product candidates, we and our collaborators will be required to complete extensive preclinical studies as well as clinical trials in humans to demonstrate to the FDA and foreign regulatory authorities that our product candidates are safe and effective. We have limited experience in conducting clinical trials and expect to rely primarily on contract research organizations and collaborative partners for their performance and management of clinical trials of our product candidates.

Clinical development, including preclinical testing, is a long, expensive and uncertain process. Accordingly, clinical trials, if any, of our product candidates under development may not be successful. We and our collaborators could experience delays in preclinical or clinical trials of any of our product candidates, obtain unfavorable results in a development program, or fail to obtain regulatory approval for the commercialization of a product. Furthermore, the timing and completion of clinical trials, if any, of our product candidates depend on, among other factors, the number of patients we will be required to enroll in the clinical trials and the rate at which those patients are enrolled. Any increase in the required number of patients or decrease in recruitment rates may result in increased costs, program delays or both. Also, our products under development may not be effective in treating any of our targeted disorders or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may prevent or limit their commercial use. Any of these events would adversely affect our ability to market a product candidate.

The development process necessary to obtain regulatory approval is lengthy, complex and expensive. If we and our collaborative partners do not obtain necessary regulatory approvals, then our business will be unsuccessful and the market price of our common stock will substantially decline.

To the extent that we, or our collaborative partners, are able to successfully advance a product candidate through the clinic, we, or such partner, will be required to obtain regulatory approval prior to marketing and selling such product.

The process of obtaining FDA and other required regulatory approvals is expensive. The time required for FDA and other approvals is uncertain and typically takes a number of years, depending on the complexity and novelty of the product. The process of obtaining FDA and other required regulatory approvals for many of our products under development is further complicated because some of these products use non-traditional or novel materials in non-traditional or novel ways, and the regulatory officials have little precedent to follow. With respect to internal programs to date, we have limited experience in filing and prosecuting applications to obtain marketing approval.

Any regulatory approval to market a product may be subject to limitations on the indicated uses for which we, or our collaborative partners, may market the product. These limitations may restrict the size of the market for the product and affect reimbursement by third-party payors. In addition, regulatory agencies may not grant approvals on a timely basis or may revoke or significantly modify previously granted approvals.

We, or our collaborative partners, also are subject to numerous foreign regulatory requirements governing the manufacturing and marketing of our potential future products outside of the United States. The approval procedure varies among countries, and the time required to obtain foreign approvals often differs from that required to obtain FDA approvals. Moreover, approval by the FDA does not ensure approval by regulatory authorities in other countries, and vice versa.

As a result of these factors, we or our collaborators may not successfully begin or complete clinical trials in the time periods estimated, if at all. Moreover, if we or our collaborators incur costs and delays in development programs or fail to successfully develop and commercialize products based upon our technologies, we may not become profitable and our stock price could decline.

Even if marketing approval is obtained, any products we or our collaborators develop will be subject to ongoing regulatory oversight which may affect the successful commercialization of such products.

Even if regulatory approval of a product candidate is obtained by us or our collaborators, the approval may be subject to limitations on the indicated uses for which the product is marketed or require costly post-marketing follow-up studies. After marketing approval for any product is obtained, the manufacturer and the manufacturing facilities for that product will be subject to continual review and periodic inspections by the FDA and other regulatory agencies. The subsequent discovery of previously unknown problems with the product, or with the manufacturer or facility, may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

If there is a failure to comply with applicable regulatory requirements, we or our collaborator may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecution.

We, and our collaborators, are subject to governmental regulations other than those imposed by the FDA. We, and any of our collaborators, may not be able to comply with these regulations, which could subject us, or such collaborators, to penalties and otherwise result in the limitation of our or such collaborators’ operations.

In addition to regulations imposed by the FDA, we and our collaborators are subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the

Research Conservation and Recovery Act, as well as regulations administered by the Nuclear Regulatory Commission, national restrictions on technology transfer, import, export and customs regulations and certain other local, state or federal regulations. From time to time, other federal agencies and congressional committees have indicated an interest in implementing further regulation of biotechnology applications. We are not able to predict whether any such regulations will be adopted or whether, if adopted, such regulations will apply to our business, or whether we or our collaborators would be able to comply with any applicable regulations.

Our research and development activities involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with all applicable laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury caused by these materials.

RISKS RELATING TO PRODUCT MANUFACTURING AND SALES

We will depend on our collaborators and third-party manufacturers to produce most, if not all, of our products under development, and if these third parties do not successfully manufacture these products our business will be harmed.

We have no manufacturing experience or manufacturing capabilities. In order to continue to develop products, apply for regulatory approvals, and commercialize our products, we or our collaborators must be able to manufacture products in commercial quantities, in compliance with regulatory requirements, at acceptable costs and in a timely manner. The manufacture of our product candidates may be complex, difficult to accomplish and difficult to scale-up when large-scale production is required. Manufacture may be subject to delays, inefficiencies and poor or low yields of quality products. The cost of manufacturing some of our products may make them prohibitively expensive. If supplies of any of our product candidates or related materials become unavailable on a timely basis or at all or are contaminated or otherwise lost, clinical trials by us and our collaborators could be seriously delayed. This is due to the fact that such materials are time-consuming to manufacture and cannot be readily obtained from third-party sources.

To the extent that we, or our collaborators, seek to enter into manufacturing arrangements with third parties, we and such collaborators will depend upon these third parties to perform their obligations in a timely and effective manner and in accordance with government regulations. If third-party manufacturers fail to perform their obligations, our competitive position and ability to generate revenue may be adversely affected in a number of ways, including;

•	we and our collaborators may not be able to initiate or continue clinical trials of products that are under development;

•	we and our collaborators may be delayed in submitting applications for regulatory approvals for our product candidates; and

•	we and our collaborators may not be able to meet commercial demands for any approved products.

We have no sales or marketing experience and, as such, will depend significantly on third parties who may not successfully sell our products.

We have no sales, marketing or product distribution experience. If we receive required regulatory approvals, we plan to rely primarily on sales, marketing and distribution arrangements with third parties, including our collaborative partners. For example, as part of our agreements with Genentech, Ortho Biotech and Wyeth, we have granted our collaborators exclusive rights to distribute certain products resulting from such collaborations, if any are ever successfully developed. We may have to enter into additional marketing arrangements in the future and we may not be able to enter into these additional arrangements on terms which are favorable to us, if at all. In addition, we may have limited or no control over the sales, marketing and distribution activities of these third parties and sales through these third parties could be less profitable to us than direct sales. These third parties could sell competing products and may devote insufficient sales efforts to our products. Our future revenues will be materially dependent upon the success of the efforts of these third parties.

We may seek to independently market products that are not already subject to marketing agreements with other parties. If we determine to perform sales, marketing and distribution functions ourselves, we could face a number of additional risks, including:

•	we may not be able to attract and build a significant and skilled marketing staff or sales force;

•	the cost of establishing a marketing staff or sales force may not be justifiable in light of the revenues generated by any particular product; and

•	our direct sales and marketing efforts may not be successful.

RISKS RELATED TO THIS OFFERING

Our stock price will fluctuate significantly and the market price of our common stock could drop below the price you paid.

The trading price of our common stock has been volatile and may continue to be volatile in the future. For example, our stock has traded as high as $6.59 and as low as $0.65 per share for the period January 1, 2003 through September 30, 2004. The stock market, particularly in recent years, has experienced significant volatility with respect to biopharmaceutical- and biotechnology-based company stocks. The volatility of biopharmaceutical- and biotechnology-based company stocks often does not relate to the operating performance of the companies represented by the stock. Prices for our stock will be determined in the market place and may be influenced by many factors, including:

•	announcements regarding new technologies by us or our competitors;

•	market conditions in the biotechnology and pharmaceutical sectors;

•	rumors relating to us or our competitors;

•	litigation or public concern about the safety of our potential products;

•	actual or anticipated variations in our quarterly operating results;

•	deviations in our operating results from the estimates of securities analysts;

•	adverse results or delays in clinical trials being conducted by us or our collaborators;

•	any intellectual property lawsuits involving us;

•	sales of large blocks of our common stock;

•	sales of our common stock by our executive officers, directors or significant stockholders;

•	the loss of any of our key scientific or management personnel;

•	FDA or international regulatory actions; and

•	general market conditions.

While we cannot predict the individual effect that these factors may have on the price of our common stock, these factors, either individually or in the aggregate, could result in significant variations in price during any given period of time. Moreover, in the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Mangement will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value.

Substantially all of our outstanding common stock may be sold into the market at any time. This could cause the market price of our common stock to drop significantly.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. As of September 30, 2004, we had outstanding approximately 41.8 million shares of common stock. Substantially all of these shares may also be resold in the public market at any time. In addition, we have a significant number of shares that are subject to outstanding options. The exercise of these options and the subsequent sale of the underlying common stock could cause a further decline in our stock price. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We have anti-takeover defenses that could delay or prevent an acquisition that our stockholders may consider favorable and the market price of our common stock may be lower as a result.

Provisions of our certificate of incorporation, our bylaws and Delaware law may have the effect of deterring unsolicited takeovers or delaying or preventing changes in control of our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest. For example, we have divided our board of directors into three classes that serve staggered three-year terms, we may issue shares of our authorized “blank check” preferred stock and our stockholders are limited in their ability to call special stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. These provisions could discourage, delay or prevent a change in control transaction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the related prospectus and the documents we have filed with the SEC that are incorporated by reference into this prospectus supplement and the related prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risk and uncertainties. Any statements contained, or incorporated by reference, in this prospectus supplement and the related prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipates,” “plans,” “expects” and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others, the uncertainties associated with product research and development, the risk that clinical trials by us or our collaborators will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our collaborators and of government regulatory agencies, the risk that our intellectual property rights may be infringed or challenged by third parties, the uncertainty of future profitability and other factors set forth more fully in this prospectus supplement and the related prospectus, including those described under the caption “Risk Factors” beginning of page S-3 of this prospectus supplement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statements to actual results or if new information becomes available.

All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $18.8 million after deducting the placement agent’s fee and estimated offering expenses. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We intend to use the net proceeds from this offering for the following:

•	costs relating to co-development with Genentech of a product candidate for basal cell carcinoma, assuming we exercise such co-development option under our collaboration with Genentech;

•	the development of other selected proprietary product candidates both internally and with our partners; and

•	working capital and other general corporate purposes.

Pending use of the net proceeds, we intend to invest these net proceeds in interest bearing investment grade securities.

DESCRIPTION OF THE COMMON STOCK

A description of the common stock we are offering pursuant to this prospectus supplement is set forth under the heading “Description of Common Stock and Preferred Stock” on page 3 of the prospectus. As of September 30, 2004, we had 41,813,512 shares of common stock outstanding and no shares of preferred stock outstanding.

DESCRIPTION OF THE WARRANTS

The warrants will be issued in registered form under a stock purchase agreement between each of the purchasers and us. You should review a copy of the stock purchase agreement, and the form of warrant which is attached thereto, which has been filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on the date of this prospectus supplement for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the warrants and is subject in all respects to the provisions contained in the warrants.

Each warrant entitles the registered holder to purchase the number of shares of our common stock set forth in the cover thereof at a price of $4.59 per share, subject to adjustment as discussed below, at any time commencing on October 14, 2004.

The warrants will expire on October 14, 2009 at 5:00 p.m., New York City time.

We will not make application to list the warrants on the NASDAQ National Market, any national securities exchange or other nationally recognized trading system. The common stock underlying the warrants is listed on the NASDAQ National Market.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

The warrants may be exercised upon surrender of the warrant on or prior to the expiration date at the offices of the warrant agent, with the exercise form set forth in the warrant completed and executed as indicated, either accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised or by means of a cashless exercise, as provided for in the warrant. Notwithstanding the foregoing, the holder will not be required to physically surrender the warrant unless and until the aggregate warrant shares represented by the warrant are exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. If we are not able to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants, the warrants may be deprived of any value. Moreover, the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. However, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

PLAN OF DISTRIBUTION

We are offering the securities through a placement agent. Subject to the terms and conditions contained in the engagement letter, dated September 28, 2004, Leerink Swann & Company, or Leerink, has agreed to act as placement agent for the sale of up to 5,476,559 shares of our common stock and warrants to purchase an additional 547,656 shares of our common stock. Leerink is not purchasing or selling any securities by this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the securities, but Leerink has agreed to use reasonable efforts to arrange for the sale of all of the securities being offered hereby. The placement agent has solicited indications of interest from investors for the full amount of the offering.

The placement agent proposes to arrange for the sale to selected investors of the securities offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. We will pay the placement agent a total cash fee equal to 6% of the gross proceeds of the offering, or $1,205,938. In addition, we have agreed to reimburse Leerink for reasonable expenses it incurs in connection with this offering. We estimate the total expenses of this offering which will be payable by us, excluding the placement agent fee, will be approximately $100,000.

All investor funds will be deposited into an escrow account held by Mintz Levin Cohn Ferris Glovsky and Popeo P.C. for the benefit of the investors. Before the closing date, the escrow agent will notify the placement agent that all of the funds have been received. We will issue the securities upon receiving notice from the placement agent.

Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser’s obligation to purchase securities is subject to conditions set forth in the purchase agreement as well, which also may be waived.

We expect that the sale of up to all of the securities offered hereby will be completed on or about October 14, 2004. We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agent may be required to make in respect thereof. The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with the offering.

This is a brief summary of the material provisions of the engagement letter and does not purport to be a complete statement of its terms and conditions. The engagement letter with Leerink is included as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on the date of this prospectus in connection with this offering. See “Where You Can Find More Information” on page 11 of the accompanying prospectus.

The securities being offered hereby are being offered for sale directly by us to individual and institutional investors. The price of the securities offered hereby was determined through negotiations between us and the purchasers.

$40,000,000

CURIS, INC.

Common Stock

Preferred Stock

Warrants

We may from time to time issue up to $40,000,000 aggregate principal amount of common stock, preferred stock and/or warrants. We will specify in the accompanying prospectus supplement the terms of the securities to be offered and sold. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Our common stock is quoted on the NASDAQ National Market and traded under the symbol “CRIS.” On December 22, 2003, the last reported sale price of our common stock was $4.85 per share.

Investing in our securities involves a high degree of risk. See “ Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated January 7, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $40,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

CURIS, INC.

Curis, Inc. (“we”, “our”, “us” or the “Company”) is a therapeutic drug development company. Our technology focus is on regulatory signaling pathways that control repair and regeneration of human tissue and organs. Our product development approach involves using proteins or small molecules to modulate these regulatory signaling pathways, for example, to increase the pathway signals when they are insufficient or to decrease them when they are excessive. We have successfully used this product development approach to produce several promising preclinical product candidates in the fields of kidney disease, neurological disorders, cancer and hair regrowth.

Our mission is to discover and develop novel therapeutic drugs to treat diseases and disorders for which there are no adequate therapies or for which a new drug would represent a significant advancement over the current therapy.

Our research programs are conducted both internally and through strategic alliances and partnerships. We currently are a party to collaborations and strategic relationships with Genentech, Inc. and Ortho Biotech Products, LP, a subsidiary of Johnson & Johnson. We have licensed certain of our technologies to Amylin Pharmaceuticals and ES Cell International. In the future, we plan to continue to seek corporate partners for certain technologies, including our Hedgehog agonist neurology program. However, we may not be successful in our efforts to enter into new partnerships, and our existing partnerships may not be successful. Even though we are seeking partners to help develop some of our technologies, we expect to select at least one program that we will develop further on our own. Our selection of a program will be based on a number of factors including the time, expense and complexity of clinical trials that we estimate will be required for approval. For example, we are considering whether the Hedgehog Small Molecule Agonist Alopecia Program may be a good program to develop further without a partner.

We were organized in 2000 and are incorporated in Delaware. Our principal executive office is located at 61 Moulton Street, Cambridge, Massachusetts, 02138 and our telephone number is (617) 503-6500. We maintain a website with the address www.curis.com. We are not including the information contained in our website as part of, or incorporating it by reference into, this prospectus. Our web site address is included in this prospectus as an inactive textual reference only.

Curis™ is our trademark. This prospectus and the documents we incorporate by reference into this prospectus also contain trademarks and trade names of others.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference in this prospectus, and the other risk factors and other information that may be contained in, or incorporated by reference from, other filings we make with the Securities and Exchange Commission. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement, and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that we include in this prospectus, any prospectus supplement, and in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of these Acts. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including without limitation, the factors referred to above under the caption “Risk Factors.” These important factors also include the factors that we identify in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in this prospectus, any prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, and in the documents incorporated by reference. We caution you that we do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for working capital and other general corporate purposes, including:

•	to develop and commercialize our proposed products;

•	to finance our growth;

•	for acquisitions of businesses, products and technologies that complement or expand our business;

•	for capital expenditures made in the ordinary course of business; and

•	to reduce outstanding indebtedness.

We may set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock; and/or

•	warrants to purchase common stock or preferred stock.

In this prospectus, we refer to the common stock, preferred stock and warrants collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $40,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our charter and bylaws that are incorporated by reference into the registration statement which includes this prospectus. The General Corporation Law of Delaware may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Under our charter our authorized capital stock consists of 125,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of December 22, 2003, we had 40,460,991 shares of common stock outstanding and no shares of preferred stock outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, persons who hold more than 50% of the outstanding common stock can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our charter and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar right.

Listing. Our common stock is listed on the NASDAQ National Market under the symbol “CRIS.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Mellon Investor Services, L.L.C.

Preferred Stock

General. Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights, dividend rights, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not be subject to any preemptive or similar rights.

Voting Rights. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Other. The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.

Certain Effects of Authorized But Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under Delaware law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing our board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Delaware Law and Charter and By-Law Provisions

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Staggered Board of Directors. Our by-laws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Our by-laws also provide that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of our capital stock issued, outstanding and entitled to vote. The classification of our board of directors and the limitations on the removal of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. Our by-laws require the affirmative vote of the holders of at least 75% of our outstanding voting securities to amend or repeal the provision relating to the division of our board of directors into three classes.

Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporate Law of Delaware. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any shareholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us.

Stockholder Action; Special Meeting of Stockholders. Our by-laws provide that action required or permitted to be taken by our stockholders at an annual meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written consent in lieu of a meeting. Our by-laws also provide that special meetings of stockholders may only be called by the chairman of our board of directors, the chief executive officer (or if there is no chief executive officer, our president), or by our board of directors. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General. We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants. Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement.

Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders Of Warrants. Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors; or

•	directly to investors.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of our securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such common stock may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of our securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase our securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

We may also sell our securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from the Company in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from the Company, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP.

EXPERTS

Our audited financial statements as of December 31, 2000 and 2001 and for the years ended December 31, 2000 and December 31, 2001 incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon Arthur Andersen LLP as experts on auditing and accounting in giving such reports. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have not obtained their consent to do so in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

The financial statements as of December 31, 2002 and for the year then ended incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC also maintains an Internet site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities being offered by us, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s Internet site. We also maintain an Internet site at http://www.curis.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our Internet site is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.

(1) Our Annual Report on Form 10-K for the year ended December 31, 2002;

(2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

(3) Our Current Reports on Form 8-K filed with the SEC on June 3, 2003 and July 10, 2003;

(4) All our filings pursuant to the Exchange Act after the date of filing of the initial registration statement; and

(5) The description of our common stock contained in our registration statement on Form 8-A dated April 14, 2000, and including any other amendments or reports filed for the purpose of updating that description.

Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Curis, Inc.

61 Moulton Street

Cambridge, MA 02138

Attention: Investor Relations

Telephone: (617) 503-6500

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.